ENERGY WEST,  INCORPORATED  ANNOUNCES AN EXTENSION OF CREDIT  AGREEMENT  THROUGH
AUGUST 29, 2003

GREAT FALLS, Mont., July 30/PRNewswire-First Call/--ENERGY WEST, INCORPORATED
(NASDAQ: EWST - News), a natural gas, propane and energy marketing company serving the Rocky Mountain states, announced today that it has agreed with Wells
Fargo Bank Montana, N.A., on an additional extension of its credit facility through August 29, 2003. The Wells Fargo credit facility was originally scheduled to expire on May 1, 2003 and previously was extended through July 31,
2003. Under the terms of the new extension, Energy West will have approximately
$6.1 million in borrowing capacity through the end of the extension period, substantially all of which has been utilized. The new extension also provides that Energy West will be allowed to defer repayment of any amounts drawn on outstanding letters of credit until the end of the extension period. Energy West currently has approximately $4.4 million in letters of credit outstanding under the credit facility, but under the terms of the extension no new letters of credit will be issued.

The current extension of the Wells Fargo credit facility gives Energy West additional time to seek replacement credit facilities from new lenders. There is no assurance that Energy West will be able to obtain a commitment from a replacement lender or negotiate any further extension with Wells Fargo.

Energy West believes that its ability to defer repayment of amounts drawn on the outstanding letters of credit, combined with its cash on hand, cash generated from operations and cost-saving measures previously implemented, will be sufficient to provide funding for Energy West's operations through the extension period ending August 29.

Safe Harbor Forward Looking Statement: Energy West is including the following cautionary statement in the release to make applicable and to take advantage of the safe harbor provisions of the Private Securities Litigation Reform Act of
1995 for any forward-looking statements made by, or on behalf of Energy West.
Forward-looking statements are all statements other than statements of historical fact, including without limitation those that are identified by the use of the words "anticipates," "estimates," "expects," "intends," "plans,"
"predicts," and similar expressions. Such statements are inherently subject to a variety of risks and uncertainties that could cause actual results to differ materially from those expressed. Such risks and uncertainties include, among others, changes in the utility regulatory environment, wholesale and retail competition, weather conditions, litigation risk and various other matters, many of which are beyond Energy West's control. Energy West expressly undertakes no obligation to update or revise any forward-looking statement contained herein to reflect any change in Energy West's expectations with regard thereto or any change in events, conditions, or circumstances on which any such statement is based.

For additional information or clarification, please contact: JoAnn S. Hogan,
Financial Communications, 1-406-791-7555, jshogan@ewst.com, or John C. Allen,
Corporate Counsel and Vice-President, 1-406-791-7503, jcallen@ewst.com, both of
Energy West, Incorporated.

Our toll-free number is 1-800-570-5688.  Our web address is www.energywest.com

Our address is P.O. Box 2229, Great Falls MT 59403-2229